Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230001 on Form S-3 and Registration Statement Nos. 333-232912, 333-226541, 333-226540, 333-219535, 333-216704, 333-199744, 333-194481, 333-187123, 333-180037, 333-173204, 333-173203, 333-165781, 333-165780, 333-157974, 333-157972, 333-152014, and 333-152013 on Form S-8 of our reports dated February 24, 2020, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 24, 2020